EXHIBIT N0. 99


                         PROMISSORY NOTE

$30,000,000.00                                            Louisville, Kentucky
                                                                  May 22, 1995

     On demand, for value received, the undersigned, DAVID A. JONES ("Borrower"), promises to pay to the order of NATIONAL CITY BANK, KENTUCKY ("Bank"), the principal sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), or the aggregate principal amount of all advances made hereon which shall be outstanding at the date of payment, whichever is less. Principal and interest are payable in lawful money of the United States at the Bank's principal banking office, located at 101 South Fifth Street, Louisville, Kentucky. Until the loan is paid in full, interest will be payable quarterly on the first day of each quarter, beginning July 1, 1995. The unpaid principal amount of the note shall bear interest at the prime rate of interest generally charged by National City Bank, Kentucky from time to time to its most substantial and creditworthy commercial borrowers for 90-day unsecured loans, it being under-stood and agreed, however, that such prime rate is the rate designated by National City Bank, Kentucky at its "prime rate" and does not necessarily mean or imply that such prime rate is the lowest rate then available from National City Bank, Kentucky on floating rate loans to specific borrowers of the class described above. Delinquent payment of interest shall bear interest at the rate of 2% in excess of the rate specified above until paid in full. Interest on delinquent interest is payable on demand. All interest shall be computed on the basis of actual days elapsed over an assumed year of 360 days.

     In lieu of a floating rate with respect to advances on all or any portion of loans outstanding hereunder, Bank will, from time to time, quote a fixed interest rate to Borrower for a specified period. Such rate and term shall be noted on the written confirma-tion of borrowing referred to below. Notwithstanding the provi-sions of the next succeeding paragraph, such fixed rate loans shall not be subject to prepayment.

     The Borrower may make principal payments on this Note, in whole or in part, without penalty, at any time. Any payments received shall be applied to the interest accrued to the date of such payment, and then to the principal outstanding.

     It is understood and agreed that the Borrower may request principal advances against this Note from time to time, and that Bank may in its discretion honor any such request provided that the amount of the request will not cause the aggregate principal amount

                                                  EXHIBIT N0. 99
                                                  Page 2 of 2 Pages


owed under the terms of this Note to exceed the amount indicated hereunder, and that the Bank may prescribe the form of such advance requests from time to time. The Borrower's principal indebtedness to the Bank at any time shall be the total of all such advances, less any principal payments received. The Bank may act on all matters, including without limitation the making of advances, on the telephonic instructions of anyone acting or purposing to act for the Borrower, and may rely thereon in doing and performing all actions which such representative or purported representative shall direct the Bank to perform. All telephonic instructions shall be confirmed immediately in writing.

     This Note is secured by a security interest in negotiable instruments which may be delivered to the Bank from time to time. The term "the Bank," as used herein, shall mean National City Bank, Kentucky, its successors, assigns and transferees, and the holder of this Note and such holder's heirs, representatives, successors, assigns and transferees. This shall be a continuing contract and shall bind the heirs, legal representatives and successors of the undersigned.

     All parties hereto, whether makers, endorsers, sureties, guarantors, or otherwise, hereby severally waive presentment demand, notice of dishonor, diligence in collection, protest, notice of protest, and nonpayment, and further waive all exemptions to which they or any of them may now or hereafter be entitled under the laws of this or any other state, and further agree that the holder hereof shall have the right, without notice, to deal in any way at any time with any party hereto or to grant to any party any extension of time for payment of this Note or any other indulgence of forebearance whatsoever, without in any way affecting the liability of any party hereunder.

     This Note shall be governed by the laws of the Commonwealth of Kentucky.

     BORROWER:


                                         By:   /s/  David A. Jones
                                                      DAVID A. JONES